                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                               (amounts in 000's)

                                                                                                             Sucessor
                                                                  Predecessor Basis                            Basis
                                           --------------------------------------------------------------   ----------
                                                                                                 Period       Period
                                                                                   Six Months     From         From
                                           For the fiscal year ended December 31,    Ended     Jan. 1, to   May 18, to
                                           --------------------------------------   June 30,     May 17,     June 30,
                                            1999    2000    2001    2002    2003      2003        2004         2004
                                           --------------------------------------  ----------------------   ----------
Pre-tax income (loss) from continuing
  operations                                8,461   5,965   2,600  21,258  31,519       9,459      (9,286)       2,995
                                           ======================================  ======================   ==========

Fixed Charges:
Interest expense                            2,758   2,114   1,709   2,915   2,573       1,483       1,524        2,564
Interest imputed in rent expense               52      43      61      49      36          50          18            5
Interest capitalized                            -      57     164       -       -           -           -            -
                                           --------------------------------------  ----------------------   ----------

Total fixed charges:                        2,810   2,214   1,934   2,964   2,609       1,533       1,542        2,569
                                           ======================================  ======================   ==========

Pre-tax income (loss) from continuing
  operations plus fixed charges            11,271   8,179   4,534  24,222  34,128      10,992      (7,744)       5,564
                                           ======================================  ======================   ==========

Ratio of earnings to fixed charges            4.0     3.7     2.3     8.2    13.1         7.2        (5.0)         2.2